EXHIBIT 99.2


              FRONTLINE COMMUNICATIONS TO MERGE WITH SHECOM CORP.

                                                  Frontline Communications Corp.
                                                             One Blue Hill Plaza
                                                                     PO Box 1548
                                                     Pearl River, New York 10965

                FRONTLINE COMMUNICATIONS TO MERGE WITH SHECOM CORP.

      $300 Million Manufacturer and Distributor of Computers, Peripherals and Memory Products Has Shown Strong Growth in Recent Years

Pearl River, New York - July 31st, 2002 - Frontline Communications Corp. (AMEX:
FNT), www.fcc.net, is pleased to announce that it has entered into a letter of intent to merge with Shecom Corp., www.shecom.com, a leading provider of DVD, CDRW, computers, components, processors and peripherals, as well as, a major manufacturer, seller and distributor of memory modules. Under the terms of the letter of intent, the Company will acquire all of the issued and outstanding shares of Shecom in an all stock exchange. The Company intends to take the steps it believes necessary for the common stock to continue to trade on the American Stock Exchange. The transaction is subject to, among other things, satisfactory completion of due diligence by both parties, and execution of a definitive agreement with customary closing conditions, including regulatory and shareholder approval, and is expected to close early in the fourth quarter of 2002. Pursuant to the terms of the letter of intent, the shareholders of Shecom will own a majority of the Company's common stock.

Shecom, based in Yorba Linda, California, has been profitable since at least 1995, and has informed the Company that it had revenue of $138 million, $178 million, and $309 million for the years 1999, 2000 and 2001 respectively, and that it anticipates continued revenue growth. Unaudited results for the first four months of 2002 indicate revenue of $128 million, with a net profit of about $1 million.

Commenting on the proposed transaction, Frontline CEO Stephen J. Cole-Hatchard stated, "We believe this merger will increase shareholder value on both sides of the transaction. Frontline's shareholders will benefit from the revenue and profitability that Shecom brings to the table, while Shecom's shareholders will gain increased access to the public capital markets." "Although we are always looking at various merger and acquisition opportunities", he added, "this particular transaction exceeds our most optimistic expectations".

Shecom President Phillip Trad said, "We are extremely pleased with the various benefits this merger is expected to provide to our Company and to the shareholders of both Shecom and Frontline. Although we have reviewed and considered various merger opportunities, it is clear that Frontline will provide us with the solid foundation and broadest range of opportunities to further grow our combined businesses", Mr. Trad added.

About Frontline

Founded in 1995, Frontline Communications Corporation provides high-quality Internet access and Web hosting services to homes and businesses nationwide. Frontline offers Ecommerce, programming, and Web development services through its PlanetMedia group, www.pnetmedia.com. Frontline is headquartered in Pearl River, New York, and is traded on the American Stock Exchange.

About Shecom

Founded in 1984, Shecom's mission is to provide the industry with the latest innovations in optical multimedia, computer parts, commodities, and software applications. Shecom manufacturers and distributes DVD-R & DVD-RW, CDRW-RW, as well as, it's own external fireWire and USB 2.0 products, DDR, SDRAM, and EDO memory modules, and is a premier reseller of Seagate, IBM and Maxtor products. Shecom's business philosophy focuses on creating value for its customers by developing high-performance, cost-effective products that are rapidly brought to market and which in turn add value to the products of its strategic partners and their customers.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet services, regulatory and technological changes, economic factors, increased competition, and the nature of supplier or customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

###


Contact:                                Contact:
Stephen J. Cole-Hatchard                Investor Relations
Phone: (845) 623-8553 X2200             Phone: (845) 623-8553 X2200
Fax: (845) 623-8669                     Fax: (845) 623-8669
scolehatchard@fcc.net                   investorrelations@fcc.net